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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
General Growth Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENERAL GROWTH PROPERTIES, INC.
110 North Wacker Drive
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2008

To our stockholders:

        The 2008 Annual Meeting of Stockholders of General Growth Properties, Inc. will be held on Wednesday, May 14, 2008 at 9:00 a.m. local time at our principal executive offices located at 110 North Wacker Drive, Chicago, Illinois 60606. The items of business are:

  1.
  To elect three Class II Directors, each for a term of three years;

  2.
  To ratify the selection of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2008;

  3.
  To consider a stockholder proposal regarding declassification of the Board of Directors of the Company; and

  4.
  To transact other business properly coming before the meeting.

        Each of these matters is described in further detail in the enclosed proxy statement. Only stockholders of record at the close of business on March 17, 2008 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

        We are pleased to take advantage of new Securities and Exchange Commission rules that allow us to furnish proxy materials to you on the Internet. The new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

By order of the Board of Directors,

Chairman of the Board
Chicago, Illinois March 24, 2008

Your Vote Is Important

        Please use this opportunity to take part in our governance by voting your shares. Whether or not you plan to attend the meeting, please vote as promptly as possible in accordance with the instructions set forth in the attached proxy statement and related material.

        Only persons with an admission ticket, evidence of stock ownership or who are guests of the Company may attend and be admitted to the meeting. Photo identification will be required, such as a valid drivers license or passport.

  •
  If your shares are registered in your name, you must bring an admission ticket provided by us. Instructions regarding how to obtain an admission ticket are set forth in the attached proxy statement.

  •
  If your shares are registered in the name of a broker or other nominee, you will need to bring a proxy or a letter from that broker or other nominee or a recent brokerage account statement that confirms that you are the beneficial owner of those shares as of the record date.

        If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the meeting.

GENERAL GROWTH PROPERTIES, INC.
110 North Wacker Drive
Chicago, Illinois 60606

PROXY STATEMENT

        The Board of Directors of General Growth Properties, Inc. is asking for your proxy for use at the annual meeting of our stockholders to be held on Wednesday, May 14, 2008 at 9:00 a.m. local time at our principal executive offices located at 110 North Wacker Drive, Chicago, Illinois, and at any postponement or adjournment of the meeting. We are making this proxy statement and related material available to our stockholders on or about March 24, 2008. In this proxy statement, we refer to General Growth Properties, Inc. as "GGP," "we," "our" or the "Company" and we sometimes refer to our Board of Directors as the "Board."

ABOUT THE MEETING

Why am I receiving these materials?

        We are making these materials available to you on the Internet or, upon your request, delivering printed versions of these materials to you by mail, in connection with our Board's solicitation of proxies for use at our 2008 Annual Meeting of Stockholders. These materials include:

  •
  our proxy statement for the Annual Meeting; and

  •
  our 2007 Annual Report to Stockholders, which includes our audited consolidated financial statements.

        If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What is a Notice of Internet Availability of Proxy Materials, and can I obtain a printed copy of the proxy materials?

        In accordance with new rules recently adopted by the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials over the Internet. Accordingly, on or about March 24, 2008, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials (the "Notice"), which contains instructions on how to access our proxy materials over the Internet and vote online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one not later than April 30, 2008. If you wish to receive a printed copy of our proxy materials for the Annual Meeting, you should follow the instructions included in the Notice for requesting those materials.

What is the purpose of the Annual Meeting?

        At our Annual Meeting, our stockholders will vote upon the matters outlined in the accompanying notice of meeting, including:

  •
  election of three Class II Directors, each for a term of three years (see page 32);

  •
  ratification of the selection of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2008 (see page 35); and

  •
  a stockholder proposal regarding declassification of the Board of Directors of the Company (see page 35).

        Management will report on GGP's performance during fiscal year 2007 and respond to appropriate questions from stockholders. In addition, representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to respond to appropriate questions.

Do I need a ticket to attend the meeting?

        You will need an admission ticket or proof of ownership to enter the meeting. If you hold shares directly in your name as a stockholder of record and have received a printed copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the meeting, please vote your proxy prior to the meeting but keep the admission ticket and bring it with you to the meeting. If you have not received a printed copy of our proxy materials, please request an admission ticket by writing to us at: General Growth Properties, Inc., 110 N. Wacker Drive, Chicago, Illinois 60606-1511, Attention: Director of Investor Relations.

        If your shares are held beneficially in the name of a broker or other nominee and you plan to attend the meeting, you must present proof of your ownership of our common stock, such as a proxy or a letter from that broker or other nominee or a recent brokerage account statement, to be admitted to the meeting.

        All stockholders must also present a form of photo identification, such as a valid drivers license or passport, in order to be admitted to the meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the meeting.

What are the Board's voting recommendations?

        Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares FOR the election of each of the nominees to the Board, FOR the ratification of the independent public accountants and AGAINST the stockholder proposal.

What happens if additional proposals are presented at the meeting?

        Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If other matters are presented by or at the direction of the Chairperson of the Board or the Board as permitted by our bylaws and you vote by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?

        Only stockholders of record at the close of business on the record date, March 17, 2008, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or at any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each proposal to be voted on.

How do I vote my shares?

        If you are a "record" holder of our common stock (that is, if you hold your stock in your own name in the Company's stock records maintained by our transfer agent), you may vote over the

Internet by following the instructions included in the Notice, or, if you received a printed copy of our proxy materials, you can also vote by mail or telephone. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 13, 2008.

        If you hold shares of our common stock in "street name" (that is, through a broker or other nominee), you will need to obtain a voting instruction form from the institution that holds your shares and follow the voting instructions on that form.

Can I change my vote?

        If you are a "record" holder, you may revoke a previously submitted proxy and change your vote by:

  •
  voting again over the Internet or by telephone by 11:59 p.m. Eastern Time on May 13, 2008 (only the latest Internet or telephone proxy will be counted);

  •
  properly executing and delivering a later-dated proxy card (your proxy must be received by the close of business on May 13, 2008);

  •
  voting by ballot at the Annual Meeting; or

  •
  sending a written notice of revocation to our Corporate Secretary at our principal executive offices (your notice must be received by the close of business on May 13, 2008).

        If you hold shares of our common stock in "street name," you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What constitutes a quorum?

        If a majority of the shares of common stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum at the meeting, permitting the conduct of business at the meeting. As of the record date, we had 244,634,025 shares of common stock outstanding and entitled to vote. Abstentions and broker non-votes are counted as present in person or represented by proxy for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

Who will bear the costs of soliciting votes for the meeting?

        GGP will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Morrow & Co., LLC to assist us in connection with the solicitation of proxies for the Annual Meeting. We have agreed to pay $10,000, plus expenses, for these services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

CORPORATE GOVERNANCE

Director Independence

        The Board consists of ten directors, a majority of which are independent within the meaning of the listing standards of the New York Stock Exchange (the "NYSE"). The Board affirmatively determined that each of our non-employee directors, Alan Cohen, Anthony Downs, Adam Metz, Thomas Nolan,

John Riordan and Beth Stewart, is independent within the meaning of the NYSE listing standards. The Board reviewed all relevant information and concluded that none of the directors listed above possess any of the bright-line relationships set forth in the NYSE listing standards that prevent independence, nor do they possess any other relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than Board membership.

Important Governance Policies

        The Board has adopted the following important policies which document some of our significant corporate governance principles. Each of these policies is available on our website at www.ggp.com in the "Investment" section under the "Corporate Governance" heading. In addition, a copy may be obtained by writing to our Director of Investor Relations at our principal executive offices.

  Corporate Governance Guidelines

        Our Corporate Governance Guidelines, among other matters:

  •
  describe matters relating to director qualifications and responsibilities;

  •
  establish a director resignation policy, as further described below;

  •
  provide for a Lead Director, as further described below;

  •
  provide that our directors have full and free access to the Company's officers and employees;

  •
  require the Board to conduct an annual self-evaluation; and

  •
  set forth stock ownership guidelines for our non-employee directors.

        Our Corporate Governance Guidelines require any nominee for director at our Annual Meeting to tender his or her resignation for consideration by the Nominating & Governance Committee if a majority of the votes represented by shares of the Company that are outstanding and entitled to vote in the election are designated to be "withheld" from the nominee's election. The Nominating & Governance Committee will then evaluate the best interest of the Company and its stockholders and recommend to the Board of Directors the action to be taken with respect to any tendered resignation.

        Our Corporate Governance Guidelines provide for a Lead Director, who is an independent director selected annually by the independent directors and acts as a liaison between the independent directors and the Chairman and the Company's senior management team. The Lead Director has the authority to preside at all meetings of the Board at which the Chairman is not present, and has authority to call meetings of the independent directors. The Lead Director reviews and comments on the proposed agenda and schedule for each Board Meeting to assure that sufficient time is allowed for discussion of all agenda items. The Lead Director also may review and comment on information to be sent to the Board and may direct that specific material be provided to the Board.

  Code of Business Conduct and Ethics

        Our Code of Business Conduct and Ethics prohibits conflicts of interest, which are broadly defined to include any situation where a person's private interest interferes in any way with the interests of the Company. In addition, this Code prohibits direct or indirect personal loans to executive officers and directors. The Code does not attempt to cover every issue that may arise, but instead sets out basic principles to guide all of our employees, officers, and directors. Any waivers of the Code for any executive officer or director may be made only by the Board or a Board committee and will be promptly disclosed to stockholders. The Code includes a process and a toll-free telephone number for anonymous reports of potentially inappropriate conduct or potential violations of the Code.

  Related Party Transactions Policy

        Our Related Party Transactions Policy is designed to assist with the proper identification, review and disclosure of related party transactions. Under this policy, management of the Company is required to disclose to the Audit Committee any transaction between the Company and related parties, and the Audit Committee is responsible for reviewing and approving them. The Audit Committee may only approve a transaction between the Company and a related party if the transaction is on terms that are comparable to terms the Company could obtain in an arm's length transaction with an unrelated third party, and either the term of the transaction does not exceed one year or the Company can terminate the agreement evidencing the transaction upon reasonable notice to the related party. A related party for purposes of this policy means:

  •
  an officer or director of the Company;

  •
  a stockholder directly or indirectly beneficially owning in excess of five percent of the Company;

  •
  a person who is an immediate family member of, or shares a household with, an officer or director; or

  •
  an entity that is either wholly or substantially owned or controlled by someone listed above.

This policy does not apply to transactions of a type in which all Company employees may participate, a transaction that involves compensation for services rendered to the Company as an employee or director, or a transaction that involves the conversion or redemption of outstanding interests in GGP Limited Partnership, the Company's operating partnership (the "Operating Partnership").

Director Nomination Process

        The Nominating & Governance Committee considers many factors in identifying and recommending nominees for positions on the Board, including those described under "Director Qualifications" in the Company's Corporate Governance Guidelines. These factors include independence, diversity, age, skills, experience in the context of the needs of the Board of Directors and ability to devote adequate time to Board duties. The Nominating & Governance Committee does not set specific minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her merits, taking into account the needs of the Company and the composition of the Board of Directors. In identifying potential candidates for Board membership, the Nominating & Governance Committee relies on suggestions and recommendations from members of the Board, management, stockholders and others. The Nominating & Governance Committee has not previously used outside consultants to help identify potential candidates, but it may choose to do so in the future. The Nominating & Governance Committee assesses which candidates appear to best fit the needs of the Board and the Company and interviews and evaluates those candidates. Nominees selected by the Nominating & Governance Committee are recommended to the full Board of Directors by the Committee. After the Board of Directors has approved a nominee, the Chairman of the Board and the Chairman of the Nominating & Governance Committee extend an invitation to the nominee to join the Company's Board of Directors.

        The Nominating & Governance Committee will consider candidates recommended by stockholders if such recommendations are made in accordance with the terms of the Company's bylaws, and those candidates will be evaluated in the same manner as other candidates. See "Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2009 Annual Meeting" below for a general description of the applicable terms of the Company's bylaws.

Stockholder Communications with the Board

  Generally

        Stockholders or other interested persons wishing to communicate with the Board may contact them by writing to them, c/o Corporate Secretary, at our principal executive offices. Correspondence may be addressed to the non-employee directors, the entire Board or to one or more individual members of the Board, at the election of the sender. Any such communication will be promptly distributed to the director or directors named therein.

  Stockholder Proposals for Inclusion in 2009 Proxy Statement

        We must receive notice of any stockholder proposal that is intended to be included in our proxy statement and form of proxy for next year's annual meeting at our principal executive offices no later than November 24, 2008. This notice must be in writing and must comply with the other provisions of Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8").

  Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2009 Annual Meeting

        Under our bylaws, nominations for director and any other business proposal may be made by a stockholder entitled to vote at the 2009 Annual Meeting who delivers written notice, along with the additional information and materials required by our bylaws, to our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, for our annual meeting in the year 2009, we must receive this notice on or after January 14, 2009, and on or before February 13, 2009. You may obtain a copy of our bylaws by writing to our Director of Investor Relations at our principal executive offices. A matter submitted to us in accordance with our bylaws may be presented at next year's annual meeting, but we are not required to include any such matter in our proxy statement unless the submission also complies with Rule 14a-8. However, the persons named in the proxy for next year's annual meeting will not have discretionary authority to vote with respect to the matter submitted unless we state in the proxy statement the nature of the matter and how the persons named in the proxy intend to vote with respect to the matter (although such persons will have discretionary authority to vote with respect to any matter which is presented at the meeting but was not timely submitted to us in accordance with the requirements of our bylaws).

Certain Relationships and Related Party Transactions

        The Company is the general partner of the Operating Partnership, and is currently the owner of approximately 82.5% of the common units of partnership interest in the Operating Partnership. A company owned by a partnership whose partners consist of certain trusts, the beneficiaries of which are members of the Bucksbaum family (including Matthew and John Bucksbaum) and General Growth Companies, Inc., the sole stockholder and director of which is Matthew Bucksbaum, is a limited partner of the Operating Partnership which owns approximately 15.5% of the common and preferred units of partnership interest in the Operating Partnership. As of December 31, 2007, the common and preferred units of partnership interest held by limited partners were redeemable for a total of approximately 57,161,260 shares of our common stock.

        The Company subleases office and storage space at its principal executive offices to MB Investments, L.L.C., a company owned by Matthew Bucksbaum. The rent due to the Company under the sublease is based on a fixed monthly price per square foot of office space and a flat fee per month for the storage space, resulting in approximately $113,200 of rent in 2007. The sublease has been extended on the same terms through December 31, 2008.

Board Meetings and Attendance

        Pursuant to the Delaware General Corporation Law and the Company's bylaws, our business and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company's business through discussions with the Chairman and Chief Executive Officer and other key members of management, by reviewing written materials provided to them and by participating in meetings of the Board and its committees.

        During 2007, the Board of Directors held 8 meetings of the full Board and took action by written consent 5 times. Each of the incumbent directors attended at least 75% of all meetings of the Board and those Board committees on which he or she served during 2007. The Company encourages its Board members to attend annual meetings of its stockholders and all of the Company's directors attended the Company's annual meeting of stockholders in 2007.

Meetings of Non-Employee Directors

        The non-employee directors of the Board meet in executive session at least quarterly. The Lead Director chairs the meetings of the non-employee directors of the Board and has authority to call such meetings.

Compensation of Directors

        Directors who are our employees receive no fees for their services as directors. Non-employee directors receive an annual fee for their service on the Board, a fee for each Board and committee meeting attended and reimbursement of expenses incurred in attending meetings. The chart below sets forth the fee structure for non-employee directors as of December 31, 2007.

Annual fee paid to:
All non-employee directors	$40,000
Lead Director	$20,000	(1)
Audit Committee chair	$15,000	(2)
Other Committee chairs	$2,500	(2)
Audit Committee members	$2,500
Fee for each meeting attended:
Board meetings	$1,000
Audit Committee meetings	$1,500
Other Committee meetings	$1,000

    (1)
    Lead Director fee approved on June 22, 2007 and pro-rated for 2007.

    (2)
    Effective January 1, 2008, annual fees paid to the Chair of the Audit Committee, Compensation Committee, and Nominating & Governance Committee were increased to $20,000, $10,000, and $5,000, respectively. Effective February 26, 2008, the Compensation Committee approved an annual fee not to exceed $20,000 to be paid to the Chair of each committee that may be established from time to time, other than the Audit Committee, Compensation Committee, and Nominating & Governance Committee.

        In addition to receiving fees for their services as directors, our non-employee directors receive annual equity awards under our 2003 Incentive Stock Plan (the "2003 Plan"). All non-employee directors are entitled to receive a restricted stock award of 1,500 shares at the time of the Company's annual meeting of stockholders. In addition, each new non-employee director will receive a restricted stock award of 1,500 shares when he or she joins the Board. The restricted stock awards vest one-third on the grant date and one-third on each of the first and second anniversaries of the grant date. Each recipient of restricted stock possesses all of the rights of a stockholder of the Company, including the right to vote and receive dividends.

        The following table summarizes the compensation paid to each of our non-employee directors during 2007.

2007 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total($)
Alan Cohen	$55,000	$71,915	$127,415
Anthony Downs	$62,500	$71,915	$134,415
Adam Metz	$77,000	$71,915	$148,915
Thomas Nolan	$77,500	$71,915	$149,415
John Riordan	$59,500	$71,915	$131,415
Beth Stewart	$66,000	$71,915	$137,915

    (1)
    Matthew Bucksbaum, John Bucksbaum, Robert Michaels and Bernard Freibaum are not included in this table because they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. J. Bucksbaum, Michaels and Freibaum as employees of the Company is shown in the Summary Compensation Table on page 21. Matthew Bucksbaum receives an annual salary of $225,000 for his services as an employee of the Company and he received no equity awards from the Company in 2007.

    (2)
    Consists of annual retainer fees and meeting fees in accordance with the fee structure described above.

    (3)
    This amount represents the dollar amount recognized for restricted stock awards for financial statement reporting purposes in the fiscal year ended December 31, 2007, in accordance with FAS 123(R). Assumptions used in the calculation of this amount are set forth in footnote 10 to the Company's audited financial statements for the fiscal year ended December 31, 2007 included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2008.

    (4)
    The grant date fair value of the 1,500 shares of restricted stock awarded to each non-employee director in 2007 is $90,345. Each of our non-employee directors held an aggregate of 1,500 shares of restricted stock as of December 31, 2007. In addition, the following are the aggregate number of shares issuable upon exercise of outstanding option awards that were granted to each of our non-employee directors prior to 2007: Mr. Cohen, 10,000; Mr. Downs, 2,500; Mr. Metz, 0; Mr. Nolan, 10,000; Mr. Riordan, 7,000; and Ms. Stewart, 2,500. No amount related to these previously issued options was recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R).

Stock Ownership Guidelines

        Our stock ownership guidelines for non-employee directors, which are set forth in full in our Corporate Governance Guidelines, require that each non-employee director own at least the lesser of 6,500 shares or $250,000 of our common stock by the later of May 31, 2011 or the fifth anniversary of the director's election to the Board.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Nominating & Governance Committee and the Compensation Committee. The table below shows the current membership for each of the standing Board committees.

Executive Committee	Audit Committee	Nominating & Governance Committee	Compensation Committee
John Bucksbaum	Anthony Downs	Anthony Downs	Alan Cohen*
Matthew Bucksbaum	Adam Metz	Thomas Nolan	Adam Metz
Robert Michaels	Thomas Nolan*	John Riordan*	John Riordan
Beth Stewart	Beth Stewart		Beth Stewart

  *
  Denotes Chair.

        Each of the committees operates under a written charter, except the Executive Committee whose duties are established by the Board of Directors from time to time. Copies of these charters can be obtained from our website at www.ggp.com in the "Investment" section under the "Corporate Governance" heading or by writing to our Director of Investor Relations at our principal executive offices.

  Executive Committee

        The Board has granted the Executive Committee the power to act on behalf of the Board in certain limited circumstances. The Executive Committee did not meet during 2007, nor did it take any actions by written consent.

  Audit Committee

        The Board of Directors has determined that all of the members of the Audit Committee meet the requirements for independence and expertise, including financial literacy, under applicable NYSE listing standards and SEC rules. The Board of Directors has also determined that Mr. Metz and Mr. Nolan are each an "audit committee financial expert" under applicable SEC rules. The amended and restated Audit Committee charter requires that all members of the Audit Committee be financially literate and that at least one member qualify as an "audit committee financial expert" under applicable SEC rules.

        The functions of the Audit Committee include, among other things, assisting the Board in monitoring:

  •
  the integrity of the Company's financial statements;

  •
  the independent public accountants' qualifications and independence; and

  •
  the performance of the Company's internal audit function and independent public accountants.

        The Audit Committee has the sole authority to appoint or replace the Company's independent public accountants, who report directly to the Audit Committee, although the Audit Committee has a policy of seeking stockholder ratification of the appointment of the Company's independent public accountants, as described in Proposal 2. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms associated with such services) to be provided by the independent public accountants, subject to certain de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee has the authority to retain independent legal, accounting, or other advisors and the

Company will provide appropriate funding for the compensation of any such advisors. The Audit Committee also has the responsibility to review and approve transactions under the Company's Related Party Transaction Policy and is empowered to investigate any matter brought to its attention with full access to the Company's records and personnel. In addition, the Chair of the Audit Committee performs certain delegated responsibilities, including the review of quarterly financial press releases. The Audit Committee is also responsible for preparing a report for inclusion in our proxy statement stating, among other things, whether our audited financial statements should be included in our Annual Report on Form 10-K. This report is set forth on page 26 of this proxy statement.

        The Audit Committee held 8 meetings during 2007.

  Nominating & Governance Committee

        In accordance with the listing standards of the NYSE, the Nominating & Governance Committee is comprised solely of independent directors. The functions of the Nominating & Governance Committee include:

  •
  assisting the Board by identifying individuals qualified to become Board members;

  •
  recommending to the Board the director nominees for the next annual meeting of stockholders;

  •
  recommending to the Board corporate governance guidelines applicable to the Company;

  •
  leading the Board in its annual review of the Board's performance; and

  •
  recommending to the Board the members of each Board committee.

        The Nominating & Governance Committee has sole authority to retain any search firm to be used to identify director candidates and the sole authority to approve the search firm's fees and other retention terms. The Nominating & Governance Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the Company will provide appropriate funding for the compensation of any such advisors.

        The Nominating & Governance Committee held 4 meetings in 2007 and took 1 action by written consent.

  Compensation Committee

        In accordance with the listing standards of the NYSE, the Compensation Committee is comprised solely of independent directors. The Compensation Committee has responsibility for evaluating and approving the compensation of directors and executive officers of the Company. The functions of the Compensation Committee include:

  •
  reviewing and approving the Company's overall compensation strategy and policies;

  •
  establishing the compensation for our Chief Executive Officer;

  •
  reviewing and approving the compensation for the other executive officers of the Company;

  •
  annually reviewing and making recommendations to the Board with respect to incentive-compensation plans and equity-based plans in which the executive officers are eligible to participate;

  •
  annually reviewing and approving the compensation of directors; and

  •
  monitoring compliance with legal prohibitions on loans to directors and executive officers of the Company.

        The Compensation Committee has the sole authority to retain any compensation consultant to be used to assist it in the evaluation of director or executive compensation and the sole authority to approve the consultant's fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the Company will provide appropriate funding for the compensation of any such advisors. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

        The Compensation Committee administers our Employee Stock Purchase Plan, our Cash Value Added Incentive Compensation Plan (the "CVA Plan"), our 1998 Incentive Stock Plan (the "1998 Plan"), the 2003 Plan and all other incentive-compensation or equity-based plans in which our executive officers may participate which we may adopt from time to time. The Compensation Committee is also responsible for reviewing and discussing with the Company's management the "Compensation Discussion and Analysis" set forth below and preparing the "Compensation Committee Report" set forth on page 20 of this proxy statement.

        The Compensation Committee held 5 meetings during 2007 and took 2 actions by written consent. In February 2007, the Compensation Committee recommended, and the Board approved, an amendment and restatement of the Company's Compensation Committee Charter. The new Compensation Committee Charter contains revised responsibilities in light of SEC compensation disclosure rules. These revised responsibilities are reflected in the discussion above.

        The "Compensation Discussion and Analysis" section below further discusses the Compensation Committee's responsibilities and actions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Compensation Philosophy

        The Compensation Committee is primarily responsible for and works with the Chief Executive Officer to establish the Company's executive compensation philosophy, policies and programs. The primary objective of the Company's executive compensation philosophy is to attract, motivate and retain executives who possess the high quality skills and talent necessary to lead and, where appropriate, transform the Company's business. Our policy also seeks to foster a performance oriented environment by directly linking a significant part of each executive officer's total compensation to the Company results that will create stockholder value in both the short and long-term. The Compensation Committee and the Chief Executive Officer have developed and implemented compensation policies in order to ensure that the objectives of the compensation philosophy of the Company are attained. See "Compensation Policies" below.

        Our Chief Executive Officer, John Bucksbaum, has consistently advised, and the Compensation Committee has agreed, that additional compensation is unnecessary to align his interests with the interests of our stockholders as a result of his significant direct and indirect ownership of the Company's common stock. Accordingly, as a result of the unique position of our Chief Executive Officer, our compensation philosophy and policies, other than transparency and alignment of interests with our stockholders, do not apply to the compensation of our Chief Executive Officer. See "Compensation of John Bucksbaum" below.

  Compensation Policies

        The key compensation policies applicable to the Company's executive officers are as follows:

        Compensation Must Be Transparent.    The Company's executive compensation program consists of four elements: base salary, cash bonus awards, restricted stock and stock options. The foregoing cash and equity components of our compensation program are intended to be transparent and easily identifiable. We do not have any employment, severance or change-in-control agreements with our executive officers. However, our equity incentive plans provide that upon a change in control all unvested restricted stock and unvested options shall immediately become vested. We do not provide defined benefit pension benefits to our employees, nor do we provide supplemental pension benefits to our executive officers. We do not gross up any compensation for tax purposes. We had a deferred compensation program that was frozen in 2006. Except in very limited circumstances, we do not provide perquisites or other benefits to our executive officers that are not available to all of our employees.

        Total Compensation Should Be Competitive.    Competitiveness of the Company's compensation is one of the factors considered in establishing compensation. Total compensation takes into account comparable companies' overall compensation and the compensation practices of our Peer Companies (as defined below) and other companies with which GGP competes for talent (as defined below, together with the Peer Companies, the Benchmark Companies). However, the Company does not have a specified competitive pay objective (e.g., 75th percentile) relative to the Benchmark Companies and may, in certain circumstances, pay total compensation in excess of the comparable overall compensation of the Benchmark Companies.

        Compensation Must Be Commensurate With Value To The Company.    Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company's achievement of targeted results and strategic initiatives. As position and responsibility increases, the proportion of an executive officer's total compensation that varies with individual executive and Company performance objectives increases.

        Executive Officers Should Think Like GGP Stockholders.    Executive officers should act in the interests of GGP stockholders and we believe that an equity stake effectively aligns executive officer and stockholder interests and provides proper motivation for enhancing stockholder value. We do this through the award of long-term stock-based compensation. In addition, we have an employee stock purchase plan that enables all employees to purchase GGP stock at a discount through payroll deductions and a 401(k) plan under which all employees can invest in GGP stock.

        Executive Stock Ownership.    The Company does not have an executive officer stock ownership policy or guideline. As a result of the executive officers' current level of ownership of GGP common stock, the Compensation Committee concluded that a policy is not necessary to induce the executive officers to own, or increase their ownership of, GGP common stock.

  2008 Changes in Polices and Programs

        The Compensation Committee annually reviews the Company's compensation policies and programs and determines whether they continue to meet the objectives of the Company's compensation philosophy. As a result of the annual review in early 2008 and the recommendation of the Chief Executive Officer, the Compensation Committee decided to change the form of equity granted in connection with annual performance from threshold vesting stock options ("TSOs") granted under the 1998 Plan to restricted stock awarded under the 2003 Plan.

        The following factors were considered by the Compensation Committee in reaching its decision to change from granting TSOs to awarding restricted stock: the expiration of the 1998 Plan in 2008, the exercise price of the TSOs granted in 2006 and 2007 as compared to the current market price of the Company's stock, the compensation expense under FAS 123(R) associated with the TSOs (see "Impact of Regulatory Requirements on Compensation") and the long-term incentive compensation practices of the Benchmark Companies, which indicated that all ten of the Benchmark Companies awarded restricted stock as part of their compensation programs. The Compensation Committee recognized that the award of restricted stock constituted an important part of the long-term incentive plan design in the real estate investment trust ("REIT") and broader real estate industries. The Compensation Committee also recognized that a change to restricted stock was consistent with the change in director compensation made in 2006.

        The Compensation Committee also carefully considered the conversion ratio for restricted stock that would be awarded in lieu of TSOs and reviewed a report from an independent compensation consultant regarding the ratio of TSOs to restricted stock based on the FAS 123(R) value and the exercise price of the TSOs.

        In addition, again based on the recommendation of the Chief Executive Officer, the Compensation Committee decided to change the form of discretionary equity awards. Prior to 2008, both stock option and restricted stock awards were made to officers of the Company. In 2008, the Compensation Committee elected not to award any discretionary stock options and to use restricted stock as the only type of discretionary equity award. In reaching this decision, the Compensation Committee considered the REIT and broader real estate industry trends discussed above and the compensation expense under FAS 123(R) associated with options and restricted stock.

        The Compensation Committee did not make any other changes in the Company's policies and programs.

  Compensation Committee Process

        The Compensation Committee process for establishing 2007 and 2008 compensation for each of the executive officers included a review of historical compensation and equity information for each of the executive officers, the recommendation of the Chief Executive Officer, the amount and types of compensation paid by the Benchmark Companies, the individual performance of the executive officers, and the impact of regulatory requirements discussed below under "Impact of Regulatory Requirements on Compensation." The amount of compensation paid by the International Benchmark Companies (as defined below) was also reviewed in establishing the 2008 compensation of the Senior Vice President, GGP International. A discussion of each of these considerations follows.

        Historical Compensation and Equity Information.    In establishing 2007 and 2008 compensation for each executive officer, the Compensation Committee reviewed tally sheets that included the following information:

  •
  Each individual element of compensation;

  •
  Total compensation;

  •
  Total equity awards granted and the value of such awards since starting with the Company; and

  •
  The total number of shares of GGP stock owned and the value of such stock.

        The Compensation Committee used this compensation information to understand the elements and amounts of compensation paid to each executive officer. The equity award and stock ownership information was used to understand the amount of equity awarded to the executive officer and the wealth accumulated by such officer as a result of such equity awards and his or her own investment in GGP stock.

        Role of Chief Executive Officer in Establishing Compensation.    The Chief Executive Officer plays a significant role in the compensation setting process. Given his knowledge of the Company's executive officers and the Company's business, the Compensation Committee believes that the Chief Executive Officer is an integral part of the process and therefore relies heavily on the Chief Executive Officer. The most significant aspects of his role include: evaluating the performance of the executive officers, establishing performance goals under the CVA Plan and advising the Compensation Committee with respect to attainment of such goals, recommending the base salary levels of the executive officers, discretionary bonuses, the targets and Company performance factor for the Company's CVA Plan, the aggregate number of TSOs granted under the 1998 Plan, and the discretionary option and restricted stock awards under the Company's 2003 Plan. The Chief Executive Officer also regularly participates in Compensation Committee meetings to provide this information.

        Benchmark Analysis.    Compensation paid by the Benchmark Companies was one of the factors considered by the Compensation Committee in establishing compensation of the executive officers for 2007 and 2008. The Compensation Committee determined that the review of information regarding compensation practices of the other companies with which GGP competes for executive talent was necessary to determine whether our compensation practices are competitive in, and reasonable as compared to, the marketplace.

        The Benchmark Companies were composed of the other REITs previously included in our peer group used for the annual five-year cumulative total stockholder return comparison that is contained in our annual report to stockholders, plus certain other specified companies. For 2007, these "Peer Companies" were:

  CBL & Associates Properties, Inc.
  Glimcher Realty Trust
  Pennsylvania Real Estate Investment Trust
  Simon Property Group, Inc.
  Taubman Centers, Inc.
  The Macerich Company
  The Mills Corporation

        For 2007, the other specified companies were: Developers Diversified Realty Corporation, Equity Office Properties Trust, Equity Residential, Kimco Realty Corporation, and Vornado Realty Trust. For 2008, the Peer Companies did not include The Mills Corporation and other specified companies did not include Equity Office Properties Trust as they are no longer public companies.

        For each of 2007 and 2008, the REIT survey data was derived from two sources, the CEL & Associates, Inc. Real Estate Compensation Survey and the NAREIT Compensation and Benefits Survey that were available at the time the benchmarking analysis was prepared. The general industry data was derived from the Watson/Wyatt Survey Report on Top Management Compensation (where we used data reported for companies with 2,000 to 10,000 employees) and the William M. Mercer Finance, Accounting and Legal Compensation Survey (where we used data reported for companies with 2,000 to 10,000 employees) that were available at the time the benchmarking analysis was prepared. This information was prepared for the Compensation Committee by management of the Company.

        Accordingly, the total compensation, and the elements thereof, paid to our named executive officers were compared to the compensation paid by a group of Benchmark Companies, as well as companies included in the REIT survey data and general industry data. The aggregate equity compensation awarded to our named executive officers was compared to that awarded to the executive officers in the Benchmark Companies for certain historical periods.

        In addition, the compensation of the Senior Vice President, GGP International position was compared to the compensation of three additional benchmark groups prepared by an independent compensation consultant. This consultant was only engaged for the purpose of providing information, and, as a result, did not have a role in determining or recommending compensation. This benchmarking analysis compared the compensation of the Senior Vice President, GGP International, to a group consisting of six public REITs, a group consisting of nine global real estate investment managers, and a group consisting of ten large global opportunity funds (the "International Benchmark Companies").

        Compensation of the other executive officers was compared to the REIT survey data, the general industry data, and to executive officers in the Benchmark Companies when the reported officers included a comparable position.

        Results of Review.    The Compensation Committee review of the tally sheets, the compensation paid by the Benchmark Companies and the International Benchmark Companies and the other factors discussed above did not result in a change to any of the amounts to be paid to the executive officers from that proposed by the Chief Executive Officer for any element of compensation. The Compensation Committee concluded that the payments of cash and equity to the named executive officers discussed below under "Elements of Compensation" and the payments of cash equity made to the other executive officers were reasonable and consistent with the Company's philosophy and policies.

  Elements of Compensation

        The Compensation Committee does not have a formula for establishing a specified percentage of total compensation that each of the Company's four elements of compensation should represent. In addition, there is no formula for allocating between currently paid-out compensation and long-term compensation and cash and non-cash compensation other than those which arise as a result of the formulas embedded in the CVA Plan and the equity awards made in connection with the CVA Plan. However, when considering any individual element of an executive officer's total compensation, the Compensation Committee takes into consideration the aggregate amounts and mix of the executive officer's compensation.

        Each of the elements of compensation and the compensation determination with respect to each of the named executive officers (other than the Chief Executive Officer) are described below.

        Base Salary.    The Compensation Committee reviews annually the Chief Executive Officer's recommendation with regard to the base salaries of the Company's other executive officers. When reviewing base salaries, the Chief Executive Officer and the Compensation Committee consider individual and corporate performance in the prior year, the importance of the individual to the execution of the Company's strategic plans, prior experience, breadth of knowledge and internal pay equity. The Chief Executive Officer and the Compensation Committee review the base salaries paid by the Benchmark Companies to evaluate the reasonableness and competitiveness of the base salaries paid to each of the executive officers, but there is no specified competitive pay objective.

        The base salaries of each of Messrs. Michaels and Freibaum exceed the base salaries paid by the Benchmark Companies to individuals holding similar positions. In concluding that such base salaries were consistent with the Company's compensation policies, the Chief Executive Officer and the Compensation Committee considered the important role of these executive officers in developing and implementing the Company's strategic plan and their individual long-term contributions to the leadership and growth of the Company.

        In February 2007 and March 2008, respectively, based on the recommendations of the Chief Executive Officer and the factors described above, the Compensation Committee set the base salaries of each of the named executive officers. These base salaries, and the percentage increase in each, are reflected in the following table:

	2007 Salary	Percent Increase from 2006	2008 Salary	Percent Increase from 2007

Robert Michaels President and Chief Operating Officer	$1,000,000	11%	$1,200,000	20%

Bernard Freibaum Executive Vice President and Chief Financial Officer	$1,100,000	10%	$1,200,000	9.1%

Jean Schlemmer Chief Corporate Development Officer	$550,000	5%	$575,000	4.5%

Alexander Berman Senior Vice President, GGP International	$450,000	0%	500,000	11%

        The average total increase in the base salaries of all executive officers was 5.6% and 5.7% in 2007 and 2008, respectively.

        Cash Bonuses.    Our compensation program includes the periodic awards of discretionary cash bonuses to our executive officers, which are recommended by the Chief Executive Officer and approved by the Compensation Committee. The award of discretionary cash bonuses to executive officers is based entirely on subjective factors, which may include job responsibilities undertaken, efforts expended on behalf of the Company and substantial extraordinary contribution to the financial success of the Company. There is no formula for determining a discretionary cash bonus. Discretionary cash awards may be used in lieu of equity awards to provide additional compensation. In March, 2008, in recognition of 2007 performance, each of the named executive officers was awarded the following cash bonus: Mr. Michaels: $1,000,000; Mr. Freibaum: $1,000,000; Ms. Schlemmer: $150,000; and Mr. Berman: $100,000.

        In the case of Messrs. Michaels and Freibaum, the Compensation Committee determined that additional cash compensation was the appropriate form of compensation to recognize their significant individual contributions to the leadership and strategic initiatives of the Company. In making this determination, the Compensation Committee considered the substantial historical equity awards granted to Messrs. Michaels and Freibaum, their current Company stock ownership, and the compensation expense associated with equity awards. In the case of Ms. Schlemmer, the Compensation Committee determined additional compensation was appropriate to recognize her instrumental leadership in the Company's organizational and efficiency initiatives. With respect to Mr. Berman, the Compensation Committee recognized his role in leading the development of the international business of the Company and the significant accomplishments the Company had achieved in a short amount of time as a result of his key leadership.

        CVA Plan and Equity Awards.    The performance-based annual bonus element of our compensation program is comprised of both cash and equity awards. The annual cash bonus is paid pursuant to the CVA Plan, which was originally established in 1998. The CVA Plan is designed to reward participants for their contribution to the achievement of annual corporate performance goals. In general, "cash value added" or "CVA" is determined to be the excess of net operating income over a capital charge that is intended to represent the return expected by the providers of the Company's capital. The Compensation Committee is authorized to designate participants in these components of our program and, as a result, in addition to our executive officers (other than the Chief Executive Officer); approximately 3,600 of the Company's employees are also participants in the CVA Plan.

        The CVA Plan provides a target incentive award generally ranging from between 1% and 50% of salary for all participants, with the target for executive officers generally equal to the top of that range. The target for each of the named executive officers for 2007 was 50%. Under the CVA Plan, the annual cash bonus award for an executive officer for a particular year is equal to base salary times the target incentive award (i.e., 50%), times the Company's performance factor. For executive officers, the Company's performance factor is determined solely by reference to the amount of improvement or deterioration in CVA measured against established targets based on an increase over the Company's prior year performance. For 2007, the Company's performance factor was based on an increase in comparable property net operating income as compared to 2006 actual comparable property net operating income. The Company performance factor calculation will produce an amount in excess of the target incentive award if such performance factor exceeds targeted CVA and will produce an amount which is less than the target incentive award if such performance factor is less than targeted CVA.

        The CVA Plan provides the opportunity for enhanced bonuses, but also uses a "bonus bank" feature to ensure that increases in CVA are sustained before extraordinary bonus awards are paid out. Each year, two-thirds of any annual bonus award in excess of 125% of the target incentive award is added to the outstanding bonus bank balance. The bonus paid to a participant is equal to the annual bonus award for the year, up to a maximum of 125% of the target incentive award. In addition, amounts added to the bonus bank in any year generally are paid in equal installments over the following two years. None of the executive officers currently have any amounts in a bonus bank.

        The targets and the Company performance factor for 2007 were recommended by the Chief Executive Officer and approved by the Compensation Committee. During each of the five years preceding 2007, the performance factor was as follows: 2006: 1.1034; 2005: 1.072; 2004: 1.03; 2003: 0.782; and 2002: 0.882. When the performance factor was established for 2007, it was substantially likely that cash bonuses would be paid to the executive officers in a range consistent with the prior five years. For 2007, the targeted CVA for the Company was $631,728,939, actual CVA was $636,090,023, and the performance factor was 1.018. As indicated in the "Summary of Cash and Certain Other Compensation—Summary Compensation Table" under the heading "Non-Equity Incentive Plan Compensation," each of the named executive officers received more than 50% of their base salary as their 2007 CVA Plan cash bonus. As a result, a named executive officer (without giving effect to any discretionary cash bonus) typically receives one-third of his or her annual cash compensation in a bonus after completion of such fiscal year.

        Through 2007, equity awards for performance were in the form of stock options granted under the 1998 Plan, which had generally been integrated with the CVA Plan. Under the 1998 Plan, which was approved by the stockholders of the Company and which expires in 2008, the Compensation Committee is authorized to grant to certain participants in the CVA Plan stock option awards in the form of TSOs. In 2007, for 2006 performance, there were approximately 800 participants, including all of our executive officers, who were eligible to receive TSOs under the 1998 Plan. In a particular year, the aggregate number of TSOs granted under the 1998 Plan to all participants was established by the Compensation Committee, based upon the recommendation of the Chief Executive Officer. The number of TSOs granted to an executive officer was then determined by:

  •
  calculating the executive officer participant's annual bonus award under the CVA Plan and multiplying it by two;

  •
  calculating the annual bonus awards under the CVA Plan (multiplied by two, where applicable) for all CVA Plan participants eligible to receive TSOs;

  •
  determining the executive officer participant's percentage of the aggregate annual bonus awards under the CVA Plan for all CVA Plan participants eligible to receive TSOs, using the two preceding calculations; and

  •
  multiplying the executive officer participant's resulting percentage times the total number of TSOs to be awarded to determine the number of TSOs to be awarded to the participant.

        The exercise price of a TSO equals the fair market value of our common stock on the date of grant (the closing price on the date of grant). The vesting of a TSO is intended to occur following long-term appreciation in the Company's common stock price. Accordingly, a TSO vests after the fair market value of a share of our common stock (the closing price on the relevant date) has sustained a target price level for at least 20 consecutive trading days within the five-year period following the date of grant of the option. The target price level which triggers vesting of the TSOs is generally equal to a price which assumes a 7% per year appreciation in the value of our common stock from the date of grant during the five-year term of the option. TSOs must generally be exercised within 30 days of vesting.

        TSOs historically were granted at the Compensation Committee's regularly scheduled February meeting following completion of the plan year. In February 2007, the aggregate number of TSOs that were granted under the 1998 Plan based on 2006 annual cash bonuses under the CVA Plan was 1,400,000. TSOs granted to the named executive officers under the 1998 Plan in 2007 are included under "Executive Compensation-Plan Based Awards-Grants of Plan-Based Awards."

        In February 2008, in lieu of granting TSOs for 2007 performance, the Compensation Committee awarded an aggregate of 198,904 shares of restricted stock under the 2003 Plan to approximately 800 participants in the CVA Plan. Under the 2003 Plan, which was approved by the stockholders of the Company, the Compensation Committee is authorized to grant employees of the Company stock options and restricted stock. Each participant received a number of shares of restricted stock with a fair market value on the date of grant equal to twenty-five percent of the cash bonus paid to the participant under the CVA Plan. Each of the named executive officers was awarded the following number of shares of restricted stock: Mr. Michaels: 3,569; Mr. Freibaum: 3,926; Ms. Schlemmer: 1,963; and Mr. Berman: 1,606.

        The shares of restricted stock vest in 25% increments commencing on the first anniversary of the date of grant. During the restricted period, recipients of restricted stock will possess all of the rights of a stockholder of the Company, including the right to vote and receive dividends.

        The award of restricted stock under the 2003 Plan in connection with the CVA Plan is intended to compensate the named executive officers and other participants for attainment of the Company's annual performance goals, align the interests of the recipients with stockholder interests, and enable recipients to participate in the full value created for stockholders by receiving dividends during the restriction period. Annual awards in the form of restricted stock also help satisfy the Company's objective of matching the Company's compensation expense with the benefit to the recipient.

        Discretionary Equity Awards.    The fourth and final element of our executive compensation program consists of periodic discretionary grants of stock, stock options and restricted stock under the 2003 Plan. Discretionary awards under the 2003 Plan are an important element of our compensation program and are generally made to our executive officers in order to ensure that a significant portion of total compensation is dependent on long-term stock price appreciation. Discretionary awards under the 2003 Plan have also been made to recognize value or exceptional contributions to the Company, or may be made in lieu of a base salary adjustment because additional equity was determined to be more consistent with the Company's compensation philosophy and policies.

        The Chief Executive Officer recommends discretionary awards under the 2003 Plan to the Compensation Committee. There is no specific allocation formula for these discretionary awards.

Discretionary awards under the 2003 Plan are generally made at the Compensation Committee's regularly scheduled February meeting, but are also made upon the recommendation of the Chief Executive Officer at other times during the year. Options granted to the executive officers in 2007 have an exercise price equal to the fair market value of our common stock on the date of grant (the closing price on the date of grant).

        During 2007, the Compensation Committee awarded an aggregate of 1,205,000 options to our executive officers under the 2003 Plan for 2006 performance. Options granted to the named executive officers under the 2003 Plan in 2007 are included in: "Executive Compensation—Plan Based Awards." Except for options granted to Messrs. Freibaum and Michaels, which vest on the first anniversary of the date of grant, these options are for five-year terms and vest in 20% increments commencing on the date of grant. Almost all options granted in 2007 under the 2003 Plan were non-qualified stock options.

        In addition, during 2007, awards of an aggregate of 87,500 shares of restricted stock were made to our executive officers under the 2003 Plan for 2006 performance. Restricted stock granted to the named executive officers under the 2003 Plan in 2007 are included under "Executive Compensation—Plan Based Awards—Grants of Plan-Based Awards." Generally, these shares of restricted stock vest in 20% increments commencing on the first anniversary of the date of grant.

        The awards of options and restricted stock in 2007 to Messrs. Michaels, Freibaum and Berman and Ms. Schlemmer recognized their contributions to the Company's strategic initiatives and are consistent with those Company policies that provide that compensation must be commensurate with value to the Company and that executive officers should think like stockholders.

        In March 2008, the Compensation Committee awarded an aggregate of 114,217 shares of restricted stock to our executive officers under the 2003 Plan for 2007 performance. Each of Ms. Schlemmer and Mr. Berman received 17,106 and 11,412 shares, respectively. These shares of restricted stock vest in 25% increments commencing on the first anniversary of the date of grant.

        The Compensation Committee determined that additional equity awards to Ms. Schlemmer and Mr. Berman in 2008 were the appropriate form of compensation to recognize their leadership contributions to the strategic initiatives of the Company and to provide additional long-term incentives to tie their individual performance to the long-term stock price performance of the Company.

        As a result of these awards, for 2007, assuming the vesting of all restricted stock granted under the 2003 Plan, the allocation between cash and non-cash compensation and short term and long-term compensation for each of the named executive officers was approximately 95% cash and short term and 5% equity and long-term in the case of Messrs. Michaels and Freibaum, 60% cash and 40% equity in the case of Ms. Schlemmer, and 63% cash and 37% equity in the case of Mr. Berman.

  Impact of Regulatory Requirements on Compensation

        Section 162(m).    The Compensation Committee has considered the anticipated tax treatment to the Company and our executive officers of various payments and benefits.

        The Committee has determined not to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. As a result of the Company's status as a REIT, this determination has not yet affected the Company because distributions to stockholders have exceeded taxable income. The Compensation Committee will monitor the impact to the Company and consider whether any changes in the Company's programs are warranted. However, the Compensation Committee may continue to approve compensation that does not meet the requirements of Section 162(m) if necessary to ensure competitive levels of total compensation for the executive officers.

        FAS 123(R).    Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R). Prior to the adoption of FAS 123(R), the expense for TSOs incurred by the Company was consistent with the benefit to the TSO recipient upon vesting of the TSO. FAS 123(R) eliminated this consistency and changed the timing of the expense incurred by the Company for the TSOs. For this reason and the reasons discussed above under "2008 Changes in Policies and Programs" the Compensation Committee decided to replace the TSOs with equity awards that better align the benefit to the recipient and the expense to the Company.

  Compensation of John Bucksbaum

        The compensation of our Chief Executive Officer was originally established at a subjective level prior to the Company's initial public offering in 1993, and has not been adjusted since 1999. Although the Compensation Committee would have approved increases in the Chief Executive Officer's annual compensation during this nine-year period, John Bucksbaum has consistently declined the award of additional compensation. Through Mr. Bucksbaum's direct ownership of our common stock as well as the interests he and his family have as beneficiaries of trusts which are direct and indirect owners of both our common stock and interests in the Operating Partnership, he receives, directly and indirectly, dividends and stock price appreciation that align his interests with the interests of our stockholders. The Compensation Committee recognized the unique position occupied by John Bucksbaum by virtue of the combined direct and indirect beneficial ownership by John Bucksbaum and the Bucksbaum family of approximately 24.7% of our common stock, including shares of common stock issuable upon redemption of common units of limited partnership interest in the Operating Partnership. See "Executive Officer and Beneficial Owner Information—Common Stock Ownership of Certain Beneficial Owners," and "Executive Officer and Beneficial Owner Information—Equity Ownership of Management." John Bucksbaum believes, and the Compensation Committee concurs, that additional compensation would not better align John Bucksbaum's interests with the interests of our stockholders. Accordingly, the compensation paid to John Bucksbaum during 2007 does not reflect the Compensation Committee's judgment with respect to the value the Chief Executive Officer provides to the Company.

Compensation Committee Report

        We, the undersigned members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the GGP Annual Report on Form 10-K for the year ended December 31, 2007.

Respectively submitted by the Compensation Committee,
Alan Cohen (Chair) Adam Metz John Riordan Beth Stewart

Summary of Cash and Certain Other Compensation

        The following tables set forth information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated officers (the "named executive officers") who served in such capacities during the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary($)		Bonus($)(1)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation($)(3)			All Other Compensation($)			Total($)

John Bucksbaum Chief Executive Officer	2007 2006 2005	$ $ $	225,000 225,000 225,000		— — —		— — —		— — —		— — —		$ $ $	12,450 12,200 11,700	(4) (4) (4)	$ $ $	237,450 237,200 236,700

Robert Michaels President and Chief Operating Officer	2007 2006 2005	$ $ $	1,000,000 898,077 800,000	$ $	1,000,000 1,000,000 —	$ $ $	336,635 769,912 1,120,299	$ $ $	3,251,491 1,526,528 998,073	$ $ $	508,996 496,527 428,800		$ $ $	51,893 61,789 67,116	(5) (5) (5)	$ $ $	6,149,015 4,752,833 3,414,288

Bernard Freibaum Executive Vice President and Chief Financial Officer	2007 2006 2005	$ $ $	1,100,000 1,000,000 1,000,000	$ $	1,000,000 1,000,000 —	$ $ $	336,635 769,912 1,746,701	$ $ $	3,334,059 1,678,880 1,243,905	$ $ $	559,895 551,696 536,001		$ $ $	11,250 11,000 10,500	(6) (6) (6)	$ $ $	6,341,839 5,011,488 4,537,107

Jean Schlemmer Chief Corporate Development Officer	2007 2006 2005	$ $ $	550,000 523,077 425,000		$150,000 — —	$ $	111,987 472,550 —	$ $ $	730,324 466,588 238,309	$ $ $	279,948 289,641 227,800		$ $ $	25,250 11,000 14,680	(7) (8) (9)	$ $ $	1,797,509 1,762,856 905,789

Alexander Berman Senior Vice President GGP International	2007 2006 2005	$ $ $	450,000 450,000 354,000		$100,000 — —		$111,987 — —	$ $ $	920,895 163,207 40,242	$ $ $	229,048 248,263 241,200	(10)	$ $ $	25,250 11,000 10,500	(7) (8) (8)	$ $ $	1,737,180 872,470 627,942

(1)
These amounts represent cash bonuses earned for the year shown that are paid in the following year.

(2)
These amounts represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of awards and options pursuant to the Company's 1993 Plan, 1998 Plan and 2003 Plan and thus includes amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are set forth in footnote 10 to the Company's audited financial statements for the fiscal year ended December 31, 2007 included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2008.

(3)
Non-Equity Incentive Plan Compensation represents amounts earned under the CVA Plan for the year shown that are paid in the following year. See "Compensation Discussion and Analysis" for a description of the CVA Plan.

(4)
This amount represents the sum of the Company's 401(k) matching contribution ($11,250 in 2007, $11,000 in 2006, and $10,500 in 2005) and reimbursement of certain automobile expenses ($1,200 in each of 2007, 2006, and 2005).

(5)
This amount represents the sum of dividends on restricted stock ($15,332 in 2007, $30,463 in 2006, and $45,210 in 2005), the Company's 401(k) matching contribution ($11,250 in 2007, $11,000 in 2006, and $10,500 in 2005), and reimbursements of certain travel expenses deemed to be personal expenses ($25,311 in 2007, $20,326 in 2006, and $11,406 in 2005).

(6)
This amount represents the Company's 401(k) matching contribution and does not include restricted stock dividends as a result of the election made by Mr. Freibaum under Section 83(b) of the Internal Revenue Code.

(7)
This amount represents the Company's 401(k) matching contribution of $11,250 and $14,000 of restricted stock dividends.

(8)
This amount represents the Company's 401(k) matching contribution.

(9)
This amount represents the Company's 401(k) matching contribution of $10,500 and reimbursements of certain travel expenses deemed to be personal expenses of $4,180.

(10)
Based on Mr. Berman's annual salary of $450,000 as of October 31, 2005.

Plan Based Awards

        The following table provides information on stock options granted and restricted stock awarded pursuant to the Company's 1998 Plan and 2003 Plan to the named executive officers in 2007.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(3)		Closing Price on Grant Date ($/Sh)		Grant Date Fair Value of Stock and Option Awards

John Bucksbaum	—	—	—	—			—		—		—

Robert Michaels	2/22/2007 2/22/2007	$500,000	— —	33,613 100,000	(4) (5)	$ $	65.81 65.81	$ $	65.81 65.81	$ $	320,720 1,071,100

Bernard Freibaum	2/22/2007 2/22/2007	$550,000	— —	37,347 100,000	(4) (5)	$ $	65.81 65.81	$ $	65.81 65.81	$ $	356,328 1,071,100

Jean Schlemmer	2/22/2007 2/22/2007 2/22/2007	$275,000	— — 10,000	19,607 100,000 —	(4) (6)	$ $	65.81 65.81 —	$ $	65.81 65.81 —	$ $ $	187,070 1,114,140 658,100

Alexander Berman	2/22/2007 2/22/2007 2/22/2007	$225,000	— — 10,000	16,806 150,000	(4) (6)	$ $	65.81 65.81 —	$ $	65.81 65.81 —	$ $ $	160,346 1,671,210 658,100

(1)
Represents the amounts that could be earned under the CVA Plan for 2007. Note that amounts paid under the CVA Plan can be greater or less than the targeted amount. Note also that actual amounts paid under the CVA Plan for 2007 are set forth above in the Summary Compensation Table.

(2)
The stock awards listed for each of the named executive officers were awarded pursuant to the 2003 Plan. The awards vest one-fifth on each of the first through fifth anniversaries of the grant date.

(3)
The Option Exercise Price is equal to the closing share price of our common stock on the date of grant.

(4)
The option grant listed for each of the named executive officers consists of TSOs granted pursuant to the 1998 Plan which vest if shares of our common stock attain and sustain a threshold market price of $92.30 per share for at least 20 consecutive trading days at any time over the five years following the date of grant. None of these TSOs have vested as of March 16, 2008, and, once vested, the TSOs are exercisable for only 30 days.

(5)
The option grant listed was granted pursuant to the 2003 Plan and vested in full on February 22, 2008.

(6)
The option grant listed was granted pursuant to the 2003 Plan and vests in increments of one-fifth on each of the grant date and the first through fourth anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on outstanding stock options and restricted stock held by the named executive officers at December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)

John Bucksbaum	—	—		—	—		—	—

Robert Michaels	45,000 120,000 300,000 — — —	— — — 34,317 33,613 100,000	$ $ $ $ $ $	30.94 35.41 50.47 50.47 65.81 65.81	2/11/2009 2/9/2010 2/6/2011 2/6/2011 2/22/2012 2/22/2012	(2) (3) (4)	6,666	$274,506

Bernard Freibaum	— — —	42,896 37,347 100,000	$ $ $	50.47 65.81 65.81	2/6/2011 2/22/2012 2/22/2012	(2) (3) (4)	6,666	$274,506

Jean Schlemmer	— — 40,000 — 20,000 —	11,000 20,000 60,000 18,231 80,000 19,607	$ $ $ $ $ $	30.94 35.41 47.26 50.47 65.81 65.81	2/11/2009 2/9/2010 1/3/2011 2/6/2011 2/22/2012 2/22/2012	(5) (5) (5) (2) (5) (3)	10,000	$411,800

Alexander Berman	20,000 — 20,000 30,000 —	30,000 19,303 80,000 120,000 16,806	$ $ $ $ $	44.59 50.47 47.26 65.81 65.81	11/3/2010 2/6/2011 12/7/2011 2/22/2012 2/22/2012	(6) (2) (6) (5) (3)	10,000	$411,800

(1)
This amount represents the value of the shares of common stock that have not vested based on the closing price per share of our common stock on the NYSE on December 31, 2007 ($41.18).

(2)
The option grant listed represents TSOs granted pursuant to the 1998 Plan which vest if shares of our common stock attain and sustain a threshold market price of $70.79 per share for at least 20 consecutive trading days at any time over the five years following the date of grant.

(3)
The option grant listed represents TSOs granted pursuant to the 1998 Plan which vest if shares of our common stock attain and sustain a threshold market price of $92.30 per share for at least 20 consecutive trading days at any time over the five years following the date of grant.

(4)
The option grant listed was granted pursuant to the 2003 Plan on February 22, 2007 and vested in full on February 22, 2008.

(5)
The option grant listed was granted pursuant to either the 1993 Plan or the 2003 Plan and vests in increments of one-fifth on each of the grant date and the first through the fourth anniversaries of the grant date.

(6)
The option grant listed was granted pursuant to the 2003 Plan and vests in increments of one-fifth on each of the first through fifth anniversaries of the grant date.

Option Exercises and Stock Vested

        The following table provides information on option exercises under all plans during 2007 by each of the named executive officers and restricted stock that vested during 2007.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John Bucksbaum	—	—	—	—

Robert Michaels	420,000	$13,503,300	6,667	$423,955

Bernard Freibaum	600,000	$15,452,400	6,667	$423,955

Jean Schlemmer	137,700	$5,426,864	—	—

Alexander Berman	11,156	$202,593	—	—

(1)
This amount represents the difference between the option exercise price and the closing price per share of our common stock on the NYSE on the exercise date, multiplied by the number of shares exercised.

(2)
This amount represents the closing price per share of our common stock on the NYSE on the vesting date, multiplied by the number of shares vested.

Nonqualified Deferred Compensation

        The Company has an Executive Deferred Compensation Plan which was frozen on December 31, 2006. Under the plan, named executive officers and certain other employees of the Company with compensation over a certain threshold could elect to defer all or a portion of their annual base salary and bonus. The plan is unfunded and the Company never made contributions to it. Contributions to the plan earn interest at a rate equal to the rate paid by the Company on its senior unsecured credit facility. Because the plan was frozen on December 31, 2006, no contributions were made to the plan in 2007. Upon the termination of employment, death or disability of a participant, contributions are distributed to the participant, the participant's heir or other designees. The following table provides the aggregate 2007 earnings and the balance held in the plan by each named executive officer at December 31, 2007.

Nonqualified Deferred Compensation Table

Name	Executive Contribution in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End ($)

John Bucksbaum	—	—	—	—	—

Robert Michaels	—	—	—	—	—

Bernard Freibaum	—	—	—	—	—

Jean Schlemmer	—	—	$11,586	—	$199,456

Alexander Berman	—	—	—	—	—

Change in Control Payments

        None of our named executive officers are entitled to payment of any benefits upon a change in control of GGP, except that our 1993 Plan, 1998 Plan and 2003 Plan each provide that upon a change in control all unvested restricted stock and unvested options shall immediately become vested (unless the Compensation Committee determines otherwise).

        As of December 31, 2007, the named executive officers held the following shares of unvested restricted stock and unvested options that will vest upon a change in control. The unrealized value of the shares of unvested restricted stock and the unvested options was calculated by multiplying the closing price per share of our common stock on the NYSE on December 31, 2007 ($41.18) times the number of shares of unvested restricted stock and the number of unvested options, and in the case of unvested options, by reducing the product by the exercise prices thereof.

Unvested Restricted Stock and Options Table

Name	Number of Shares Underlying Unvested Restricted Stock (#)	Number of Shares Underlying Unvested Options (#)	Unrealized Value of Unvested Stock and Options ($)

John Bucksbaum	—	—	—

Robert Michaels	6,666	167,930	$274,506

Bernard Freibaum	6,666	180,243	$274,506

Jean Schlemmer	10,000	208,838	$639,895

Alexander Berman	10,000	266,109	$411,800

AUDIT RELATED MATTERS

Report of the Audit Committee

        Management is responsible for the Company's internal controls and the financial reporting process in compliance with Section 404 of the Sarbanes-Oxley Act. The independent public accountants are responsible for performing independent audits of the Company's consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and the effectiveness of the Company's internal control over financial reporting, and issuing a report on those financial statements as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors and oversees these processes.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2007 with management and the independent public accountants. The Audit Committee also reviewed management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent public accountants' report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, which include, among other items, matters related to the conduct of the audit of the Company's annual financial statements.

        The Audit Committee has also received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent public accountants the issue of their independence from the Company and management. In addition, the Audit Committee has considered and concluded that the provision of non-audit services by the independent public accountants in 2007 is compatible with maintaining the public accountants' independence.

        Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Respectfully submitted by the Audit Committee,
Thomas Nolan (Chair) Anthony Downs Adam Metz Beth Stewart

Auditor Fees and Services

        The following table presents the fees paid by the Company to its independent auditors, Deloitte & Touche LLP, for the audits of the Company's consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 and fees billed for other services rendered by Deloitte & Touche LLP and its affiliates for those periods. Audit services consisted principally of the audits of the Company's annual financial statements and internal controls over financial reporting, audits of certain affiliates of the Company, including The Rouse Company LP, reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, consents, comfort letters and other services related to SEC matters. Audit-related services consisted principally of audits in connection with acquisitions, audits of the Company's retirement savings plan, operating expense audits required by tenants of several of the Company's properties and Sarbanes-Oxley Act Section 404 advisory services. Tax services consisted principally of preparation and compliance.

	2007	2006
Audit Fees	$4,376,165	$5,023,200
Audit-Related Fees	$276,348	$539,300
Tax Fees	$503,250	$432,674

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms associated with such services) to be provided by independent auditors, subject to certain de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit. Pre-approval is typically provided at regularly scheduled Audit Committee meetings, but the Audit Committee has delegated to its Chair the authority to grant pre-approval for specified matters between meetings as necessary, provided the matter is then presented to the full Audit Committee at the next scheduled meeting. The Audit Committee has granted pre-approval for routine and recurring audit, non-audit and tax services, in each case with fees less than $10,000, so long as the services are directly related to the performance of specifically pre-approved services and the performance and cost of each such service is promptly reported to the Audit Committee. Under the policies adopted by the Audit Committee, if the invoice for a previously approved service materially exceeds the estimated fee or range of fees, the Committee or its Chair must approve such excess amount prior to payment of the invoice and the Company's independent auditors have been informed of this policy.

        In pre-approving the services generating fees in 2007, the Audit Committee has not relied on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.

EXECUTIVE OFFICER AND BENEFICIAL OWNER INFORMATION

Executive Officers

        The executive officers of the Company are elected by the Board annually and are as follows:

Name	Age	Position
Matthew Bucksbaum	82	Chairman Emeritus of the Board
John Bucksbaum	51	Chairman of the Board and Chief Executive Officer
Robert Michaels	64	President and Chief Operating Officer
Bernard Freibaum	55	Executive Vice President and Chief Financial Officer
Jean Schlemmer	61	Chief Corporate Development Officer
Charles Lhotka	57	Chief Administrative Officer
Daniel Sheridan	44	Executive Vice President, Asset Management
Joel Bayer	44	Senior Vice President, Chief Investment Officer
Alexander Berman	48	Senior Vice President, GGP International
Thomas D'Alesandro	53	Senior Vice President, Mixed Use and MPC
Ronald Gern	49	Senior Vice President, General Counsel and Assistant Secretary
Melinda Holland	39	Senior Vice President, Business Development
Edmund Hoyt	56	Senior Vice President, Chief Accounting Officer
Sharon Polonia	45	Senior Vice President, Asset Management
Kate Sheehy	58	Senior Vice President, Partner and Client Relations
Warren Wilson	57	Senior Vice President, Development
Robert Wyant	45	Senior Vice President, Development

        We refer you to "Proposal 1—Election of Class II Directors" below for biographical information concerning Messrs. Matthew Bucksbaum, John Bucksbaum, Robert Michaels and Bernard Freibaum. Biographical information concerning our other executive officers is set forth below.

        Jean Schlemmer has served as Chief Corporate Development Officer of the Company since January 1, 2006, and Executive Vice President, Asset Management of the Company from April 2000 to December 2005. In addition, Ms. Schlemmer has served and continues to serve as an officer of various of our subsidiaries and joint ventures.

        Charles Lhotka has served as Chief Administrative Officer of the Company since 2005 and Senior Vice President, Asset Management Administration of the Company from 2000 to 2005. Mr. Lhotka has been with the Company since 1974.

        Daniel Sheridan has served as Executive Vice President, Asset Management of the Company since August 2004, Executive Vice President, Chief Administrative Officer from June 2003 to August 2004, and Chief Change and Administrative Officer from May 2002 to June 2003.

        Joel Bayer has served as Senior Vice President and Chief Investment Officer of the Company since 2001, and Senior Vice President, Acquisitions of the Company from 1998 to 2001. Mr. Bayer previously served as an officer of various of our subsidiaries and joint ventures. Mr. Bayer is a director of Hillcrest Bank Florida.

        Alexander Berman has served as Senior Vice President, GGP International of the Company since 2005, Senior Vice President, GGP Ventures of the Company from 2002 to 2005, and Senior Vice President, Capital Markets and Finance from 1999 to 2002.

        Thomas D'Alesandro has served as Senior Vice President, Mixed Use and MPC of the Company since January 2008, Senior Vice President, Development from January 2006 through December 2007, and Senior Vice President of Master Planned Communities from the time he joined the Company in April 2005 through December 2005. From 2003 to April 2005, Mr. D'Alesandro was President and

Chief Executive Officer of The Woodlands Development Company, a privately-held developer of a master planned community in Texas in which we have an ownership interest. Mr. D'Alesandro was Vice President of Terrabrook and General Manager of its Eastern Region from 1997 to 2003 where he was responsible for developing Reston, Virginia, a 7,400 acre master planned community.

        Ronald Gern has served as Senior Vice President and Assistant Secretary of the Company, and as our general counsel, since December 1997. In addition, Mr. Gern has served and continues to serve as an officer of various of our subsidiaries and joint ventures.

        Melinda Holland has served as Senior Vice President, Business Development of the Company since 2000. Ms. Holland has been with the Company since 1995 and has held several positions in various areas of the Company, including Specialty Leasing, Strategic Partnerships and Asset Management.

        Edmund Hoyt has served as Senior Vice President and Chief Accounting Officer of the Company since 2000. Mr. Hoyt has been with the Company since 1986 and has held a variety of positions in financial planning, accounting and controllership roles.

        Sharon Polonia has served as Senior Vice President, Asset Management of the Company since 2000. Ms. Polonia has been with the Company since May 1998 and has held several positions in a variety of asset management and leasing roles.

        Kate Sheehy has served as Senior Vice President, Partner and Client Relations of the Company since 2006, and Vice President, Partner and Client Relations since joining the Company in April 2005. From 1996 to April 2005, Ms. Sheehy held a variety of positions at Jones Lang LaSalle and its predecessor companies, including Senior Vice President and Operating Officer, Retail.

        Warren Wilson has served as Senior Vice President, Development of the Company, since January 2006 and Vice President and Director, New Business from January 2002 to January 2006.

        Robert Wyant has served as Senior Vice President, Development of the Company since January 2008, and Senior Vice President, Asset Management of the Company from 2000 through December 2007. Mr. Wyant has been with the Company since January 1997 and has held several positions in a variety of asset management and leasing roles.

Stock Ownership

        The following two tables set forth information regarding beneficial ownership of our common stock by certain persons. The information presented in these tables is based upon the most recent filings with the SEC by these persons or upon other information that they have provided to us. Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power and options that are currently exercisable or exercisable within 60 days. Unless otherwise noted, we believe that the beneficial owners of common stock listed below have sole voting and investment power for all shares shown. The tables list the applicable percentage ownership based on 244,294,087 shares of common stock outstanding as of March 3, 2008. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 3, 2008 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

  Common Stock Ownership of Certain Beneficial Owners

        The following table sets forth, as of March 3, 2008, certain information concerning each stockholder who is known by us to beneficially own more than 5% of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Approximate Percent of Class
General Trust Company, as trustee M.B. Capital Partners III M.B. Capital Units L.L.C. 300 North Dakota Avenue Suite 202 Sioux Falls, South Dakota 57104	69,644,773	(1)	24.1%
FMR LLC. 82 Devonshire Street Boston, Massachusetts 02109	16,591,487	(2)	6.8%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	14,711,027	(3)	6.0%
Barclays Global Investors, N.A. and affiliates 45 Fremont Street San Francisco, CA 94105	14,192,597	(4)	5.8%

    (1)
    Based on the holders' Schedule 13D dated August 21, 2007. The shares held by General Trust Company ("GTC") are held by GTC solely in its capacity as trustee of trusts, the beneficiaries of which are members of the Bucksbaum family which, for purposes hereof, include the spouses and descendents of Martin, Matthew and Maurice Bucksbaum, including John Bucksbaum, Chief Executive Officer and Chairman of the Board of the Company. GTC is a general partner of M.B. Capital Partners III ("M.B. Capital") and M.B. Capital is the sole member of M.B. Capital Units L.L.C. ("Units L.L.C."). GTC has sole beneficial ownership of 146,644 shares of common stock, GTC, M.B. Capital and Units L.L.C. share beneficial ownership of 45,328,918 shares of common stock, GTC and M.B. Capital share beneficial ownership of 21,403,002 shares of common stock, and GTC and Matthew Bucksbaum share beneficial ownership of 2,766,209 shares of common stock. Included in the number of shares beneficially owned by GTC, M.B. Capital, and Units L.L.C. are 45,328,918 shares of common stock issuable upon redemption of common units of partnership interest in the Operating Partnership, as described under "Certain Relationships and Related Party Transactions."

    (2)
    Based on the holder's amendment to Schedule 13G dated February 13, 2008, which reports the beneficial ownership of 16,591,487 shares by it and certain affiliated entities and individuals, with sole power to vote 1,574,860 of those shares and sole power to dispose of all 16,591,487 shares.

    (3)
    Based on the holder's Schedule 13G dated February 13, 2008, which reports the beneficial ownership of 14,711,407 shares, with sole power to vote 248,171 of those shares and sole power to dispose of all 14,711,027 shares.

    (4)
    Based on the holder's Schedule 13G dated January 10, 2008, which reports the beneficial ownership of 14,192,547 shares, with sole power to vote 12,434,222 of those shares and sole power to dispose of all 14,192,597 shares, which shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

  Equity Ownership of Management

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 3, 2008 by each of our directors and nominees for election as directors, each of our named executive officers named and all of our directors and executive officers as a group.

Directors and Executive Officers	Number of Shares Beneficially Owned		Approximate Percent of Class
Matthew Bucksbaum	3,814,717	(1)(2)	1.6%
John Bucksbaum	907,473	(1)(3)	*
Alan Cohen	19,942	(4)	*
Anthony Downs	63,005	(4)(5)	*
Bernard Freibaum	7,648,741	(4)(6)(7)	3.1%
Adam Metz	78,000		*
Robert Michaels	1,929,929	(4)(7)	*
Thomas Nolan	13,000	(4)	*
John Riordan	17,069	(4)	*
Beth Stewart	29,345	(4)	*
Jean Schlemmer	361,417	(4)(7)	*
Alexander Berman	162,089		*

All directors and executive officers as a group (23 persons)	17,485,225	(8)	7.1%

    *
    Represents less than 1% of our outstanding common stock.

    (1)
    This amount does not include shares of common stock beneficially owned by General Trust Company, M.B. Capital Partners III, or M.B. Capital Units L.L.C. (see "Common Stock Ownership of Certain Beneficial Owners" above), except as set forth in Note 2 below.

    (2)
    This amount includes 2,766,209 shares beneficially owned by Mr. Bucksbaum and General Trust Company as co-trustees of the Martin Bucksbaum Marital GST Trust. However, this amount excludes 17,547 shares of common stock beneficially owned by Mr. Bucksbaum's spouse and 794,125 shares of common stock beneficially owned by the Matthew and Carolyn Bucksbaum Family Foundation, as to which Mr. Bucksbaum disclaims beneficial ownership.

    (3)
    This amount does not include 19,820 shares of common stock beneficially owned by Mr. Bucksbaum's spouse and 794,125 shares of common stock beneficially owned by the Matthew and Carolyn Bucksbaum Family Foundation, as to which Mr. Bucksbaum disclaims beneficial ownership.

    (4)
    This amount includes shares of our common stock that such person has the right to acquire within 60 days after March 3, 2008 pursuant to stock options awarded under our incentive stock plans. These amounts are as follows: Mr. Cohen, 10,000 shares; Mr. Downs, 2,500 shares; Mr. Freibaum, 100,000 shares; Mr. Michaels, 565,000 shares; Mr. Nolan, 10,000 shares; Mr. Riordan, 7,000 shares; Ms. Schlemmer, 121,000 shares; Ms. Stewart, 2,500 shares; and Mr. Berman, 100,000 shares.

    (5)
    This amount includes 10,404 shares beneficially owned by Mr. Downs as trustee of a trust for the benefit of his spouse.

    (6)
    This amount does not include an aggregate of 45,000 shares of common stock beneficially owned by Mr. Freibaum's spouse, as to which Mr. Freibaum disclaims beneficial ownership.

    (7)
    This amount includes shares of our common stock that such person has pledged in accordance with the terms and conditions of a brokerage firm's customary margin account requirements. These amounts are as follows: Mr. Freibaum, 7,527,590 shares; Mr. Michaels, 1,326,000 shares; and Ms. Schlemmer, 185,956 shares.

    (8)
    This amount includes an aggregate of 1,884,500 shares of common stock that our directors and executive officers have the right to acquire within 60 days after March 3, 2008 pursuant to stock options awarded under our incentive stock plans, and an aggregate of 10,308,988 shares that our executive officers have pledged in accordance with the terms and conditions of a brokerage firm's customary margin account requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements during fiscal 2007.

MATTERS TO BE VOTED UPON

Proposal 1—Election of Class II Directors

        Our Board of Directors is currently comprised of ten members. Our bylaws divide the Board into three classes, as nearly equal in number as possible, with each class of directors serving a three-year term. The terms of office of the classes of directors expire in rotation so that one class is elected at each annual meeting for a full three-year term.

        The Board of Directors, based on the recommendation of the Nominating & Governance Committee, has nominated Matthew Bucksbaum, Bernard Freibaum, and Beth Stewart for terms of office commencing on the date of this year's annual meeting and ending on the date of the annual meeting in 2011. Each of Messrs. Bucksbaum, Freibaum, and Ms. Stewart currently serves as a member of the Board of Directors.

        The Board of Directors urges you to vote FOR the election of Matthew Bucksbaum, Bernard Freibaum, and Beth Stewart as Class II Directors of the Company for terms of office ending in 2011. Proxies will be so voted unless a stockholder specifies otherwise in his, her or its proxy.

        Each of the nominees has consented to serve as a member of the Board of Directors if he or she is re-elected. If any nominee is unable to serve if elected, it is intended that the proxies will be voted for the election of the other remaining nominees and may be voted for any substitute nominees. In no event will the proxies be voted for a greater number of persons than the number of nominees named.

    The Board of Directors recommends that you vote FOR the election to the Board of each of the nominees named below.

  Vote Required

        The three nominees for Class II director with the most affirmative votes cast at the Annual Meeting, in person or by proxy, will be elected. Abstentions and broker non-votes are not counted as votes cast for purposes of, and therefore will have no impact on, the election of directors. Although the three nominees for Class II director with the most affirmative votes cast at the Annual Meeting will be elected as directors of the Company, our Corporate Governance Guidelines require any nominee for director at our Annual Meeting to tender his or her resignation for consideration by our Nominating & Governance Committee if a majority of the votes represented by shares of the Company that are outstanding and entitled to vote in the election are designated to be withheld from the nominee's election. The Nominating & Governance Committee will then evaluate the best interest of the Company and its stockholders and recommend to the Board of Directors the action to be taken with respect to any tendered resignation.

  Class II Director Nominees-Terms Expiring in 2011

        Matthew Bucksbaum, 82, has served as a director of the Company since 1986 and as Chairman of the Board from July 1995 through August 2007. Mr. Bucksbaum now serves as Chairman Emeritus of the Board. Mr. Bucksbaum previously served as a director and/or officer of various of our subsidiaries and joint ventures. Mr. Bucksbaum is an ex-officio trustee and former Chairman of the International Council of Shopping Centers ("ICSC") and is a member of the Urban Land Institute ("ULI") and the National Association of Real Estate Investment Trusts ("NAREIT"). Mr. Bucksbaum is also a life trustee and Chairman of the Aspen Music Festival and School and is a trustee of the Chicago Symphony Orchestra and Lyric Opera of Chicago. Mr. Bucksbaum is the father of John Bucksbaum, the Chairman of the Board and Chief Executive Officer of the Company.

        Bernard Freibaum, 55, has served as a director of the Company since August 2003 and as Executive Vice President and Chief Financial Officer of the Company since October 1993. In addition, Mr. Freibaum has served and continues to serve as a director and/or officer of various of our subsidiaries and joint ventures.

        Beth Stewart, 51, has served as a director of the Company since 1993. Ms. Stewart has served as Chief Executive Officer of Storetrax, Inc., a Web-based company focused on the retail real estate sector, since August 2001 and as Chairman of the Board of Storetrax since October 1999. Since December 1992, Ms. Stewart has been President of Stewart Real Estate Capital, a real estate consulting and investment firm. Ms. Stewart is a director and a member of the Audit Committee of Avatar Holdings Inc., a Florida-based public home builder, and CarMax, Inc., a public new and used car retailer.

  Continuing Directors

  Class I Directors-Terms Expiring in 2009

        Adam Metz, 46, has served as a director of the Company since November 2005 and as our Lead Director since June 2007. Mr. Metz is a co-founding partner of Polaris Capital LLC, which is in the business of owning retail real estate assets throughout the United States. Prior to the formation of Polaris Capital, Mr. Metz was Executive Vice President of Rodamco, N.A. from November 2000 through May 2002 when the assets of Rodamco, N.A. were sold to a group consisting of The Rouse Company (which was acquired by GGP in November 2004), Simon Property Group, Inc. and The Westfield Group. He currently serves on the board of directors of Chiasso, a privately-held retailer of home furnishings and accessories.

        Robert Michaels, 64, has served as a director of the Company and as our President and Chief Operating Officer since 1995. In addition, Mr. Michaels has served and continues to serve as a director and/or officer of various of our subsidiaries and joint ventures. Mr. Michaels is an ex-officio trustee of the ICSC, a director of the Center for Urban Land Economics Research at the School of Business of the University of Wisconsin-Madison and a trustee of the University of South Dakota Foundation.

        Thomas Nolan, Jr., 50, has been a director of the Company since April 2005. Mr. Nolan has been a private real estate investor since February 2008. From July 2004, through February 2008, Mr. Nolan served as a Principal and as Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 through July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 through 2004 he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds.

        John Riordan, 70, has served as a director of the Company since May 2003. Mr. Riordan is an ex-officio life trustee of the ICSC. From May 2001 through July 2003, Mr. Riordan was the Vice Chairman of the ICSC and, from January 1986 through May 2001, he served as President and Chief Executive Officer of the ICSC. He is a past Chairman of the Massachusetts Institute of Technology Center for Real Estate, where he was employed from January 2001 to July 2003. He is a director of Ivanhoe Cambridge, a private company which owns, manages and develops shopping centers and which is one of the Company's joint venture partners.

  Class III Directors-Terms Expiring in 2010

        John Bucksbaum, 51, has served as a director of the Company since 1992, was elected Chairman of the Board in August 2007, and has served as our Chief Executive Officer since July 1999. In addition, Mr. Bucksbaum has served and continues to serve as a director and/or officer of various of our subsidiaries and joint ventures. Mr. Bucksbaum is a member of the board of trustees and the Executive Committee of the ICSC and was Chairman of the ICSC for the 2006-2007 term. Mr. Bucksbaum is a trustee of the University of California Real Estate Center, the University of Chicago Hospitals, ULI, NAREIT, and The Field Museum, and is a member of the National Realty Roundtable. Mr. Bucksbaum is on the executive committee of the Zell/Lurie Real Estate Center at the Wharton School of the University of Pennsylvania. Mr. Bucksbaum also serves on the national boards of World T.E.A.M. Sports, the United States Ski & Snowboard Team and USA Cycling. He is a member of the Young Presidents Organization. Mr. Bucksbaum is the son of Matthew Bucksbaum, Chairman Emeritus of the Board of Directors of the Company.

        Alan Cohen, 47, has served as a director of the Company since 2001. Since March 2005, Mr. Cohen has been Vice President, Mobility Solutions, of Cisco Systems, Inc., a provider of Internet networking solutions. From October 2002 through March 2005, Mr. Cohen served as Vice President, Marketing of Airespace, Inc., a developer of wireless local area networks, which was acquired by Cisco Systems, Inc.

        Anthony Downs, 77, has served as a director of the Company since 1993. Since 1977, Mr. Downs has been a Senior Fellow at The Brookings Institution, a private, non-profit policy research center, and a self-employed speaker and writer. Mr. Downs is a life trustee of the ULI and is a director of the NAACP Legal and Education Defense Fund, Inc. He is currently a member of the ULI, the Counselors of Real Estate, the Anglo-American Real Property Institute, the American Real Estate and Urban Economics Association, the American Economics Association, the National Academy of Public Administration and the American Academy of Arts and Sciences.

Proposal 2—Ratification of Selection of Independent Public Accountants

        The Audit Committee has selected Deloitte & Touche LLP as the Company's independent public accountants to conduct the audit of the Company's financial statements for the fiscal year ending December 31, 2008. Deloitte & Touche LLP, an independent registered public accounting firm, also served as the Company's independent public accountants for the fiscal years ended December 31, 2001 through 2007. We are submitting the selection of independent public accountants for stockholder ratification at the Annual Meeting.

        Although ratification by stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that a policy of requesting ratification by stockholders of its selection of independent public accountants is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

        Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

    The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 2008.

  Vote Required

        Approval of the ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants requires the affirmative vote of a majority of the votes cast with respect to this proposal. Abstentions and broker non-votes, if any, are not counted as votes cast for or against each of these proposals and, therefore, have no effect on whether each is approved.

Proposal 3—Stockholder Proposal Regarding the Declassification of the Board

        A stockholder of the Company has submitted a proposal for consideration at the Annual Meeting. The name, address and stock ownership of the proposing stockholder are available upon written or oral request to the Corporate Secretary at the Company's principal executive offices. This stockholder proposal and supporting statement are quoted verbatim immediately below and the Company's response and related recommendation follows. The Company is not responsible for the content of the stockholder proposal or the supporting statement.

  Proponent's Proposal and Supporting Statement

  "Resolved: The shareholders of General Growth Properties, Inc. ("General Growth") request that the Board of Directors take the necessary steps, in accordance with applicable state law, to declassify the Board of Directors so that all directors are elected annually, with such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

  Supporting Statement

  In 2007, 77% of General Growth's shareholders supported a proposal asking the Company to declassify its board and establish the annual election of directors.

  The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. It is also the venue for shareholders to elect our representatives on the Board charged with that job. We believe that classification of the Board of Directors, which results in only a portion of the board being elected annually, is not in the best interests of General Growth, and fellow shareholders seem to agree that annual elections would be a positive move by our Board.

  General Growth's Board is currently divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually, on a more routine basis.

  Several recent academic studies have found a significant positive relationship between governance practices that empower shareholders (like declassifying the board) and firm value. One such study, "The Costs of Entrenched Boards," by Harvard Law School's Lucian Arye Bebchuk and Alma Cohen, also found "evidence that staggered boards bring about, and not merely reflect, an economically significant reduction in firm value" (Journal of Financial Economics, 2005).

  Approximately one-third of shareholder proposals to declassify the board were withdrawn in 2007, largely because companies agreed to declassify or put the measure to a vote of investors in 2008, according to RiskMetrics Group's 2007. RiskMetrics also reported that roughly 60% of S&P 500 companies have declassified their boards.

  We believe that annually elected directors are equally capable of focusing on the long-term performance of our company and would additionally be more accountable to company owners.

  If General Growth ignores shareowners' support of this proposal, it additionally risks "withhold" recommendations for some of the Company's directors, consistent with the policies of prominent proxy advisory firms like Glass Lewis and RiskMetrics.

  Additionally, General Growth has a number of other anti-takeover devices currently in place, such as a poison pill and provisions protecting Delaware corporations from takeover.

  There is also a substantially high level of insider ownership at the Company, making the 77% vote in favor of declassifying even more reflective of shareholder sentiment on this issue.

  We therefore urge shareholders to vote FOR this resolution, and reaffirm your position that General Growth's Board should be elected annually."

  Board of Directors Recommendation

    The Board of Directors unanimously recommends that you vote AGAINST the foregoing proposal for the following reasons:

        Since the Company went public in 1993, the Board has been divided into three classes with directors elected to three-year staggered terms. The Board believes that this classified structure is fundamental to effective governance of the Company and in the long-term best interests of the Company and its stockholders.

        Accordingly, we are again recommending, as we did with respect to a similar proposal last year, that stockholders of the Company vote against the stockholder proposal to declassify our Board of Directors. In reaching this conclusion, we considered the following:

        Classified Boards and the Current Governance Environment.    For over twenty-five years, many United States public companies had a classified board structure. We are not aware of substantive evidence that classified board structures have a negative impact on the stockholder value of real estate investment trusts, such as the Company. While certain studies have purported to show statistical correlations between classified boards and reductions in stockholder value, such studies by their nature do not provide detailed analysis of particular companies, but rather rely on abstracted and sometimes less than current data regarding large numbers of companies. For example, the study referred to in the current proposal focused on the period 1995-2002, and while the data used in the study purportedly covered between 1,400 and 1,800 companies, the study specifically excluded real estate investment trusts from its analysis ("The Costs of Entrenched Boards," Bebchuk and Cohen, Journal of Financial Economics 78 (2005)).

        The Board recognizes that the similar non-binding proposal last year received the endorsement of the stockholders of the Company. The Board is also aware that many stockholder proposals to declassify public company boards of directors have been made and that some boards have simply chosen to declassify in response to such proposals. It is the Board's opinion that many of these non-binding proposals are implemented by companies only because of a perceived need to respond to the current "hot" governance topic and pressure exerted on them as a result of the voting recommendations of certain institutional advisors. In addition, the Board believes that because these proposals are non-binding, stockholders may not fully consider their effects as they know this consideration is a Board responsibility.

        We do not believe that the current stockholder proposal to declassify the Board reflects a substantive assessment of the best interests of the Company or its stockholders. The Board believes that it is in the best position to determine the long-term, best interests of the Company and its stockholders. The classified board structure has worked well and will continue to work well for the Company and its stockholders.

        Accountability to Stockholders.    The Board's accountability to stockholders is not affected or compromised by the classified board structure. All directors have the same statutory responsibility to act in the best interests of the Company and its stockholders regardless of the length of their terms of office. The annual election of directors would not increase director accountability.

        Need for Continuity and Experience.    The Company's classified Board structure provides continuity and ensures that a majority of the Company's directors at any given time have prior experience as directors of the Company. This continuity and experience are particularly important because of the size and complexity of our operations and financials, and our qualification as a real estate investment trust. Continuity and experience on the Board are critical to developing substantive knowledge and making strategic decisions that are in the long-term best interests of the Company and its stockholders. However, notwithstanding this need for continuity and experience, the Board is committed to good corporate governance as established in our Corporate Governance Guidelines and is continually reviewing and evaluating the performance of directors and the composition of the Board. In this regard, two new independent directors have joined the Board during the past two years.

        Board Commitment to Generate Superior Returns.    The Board is committed to continuing and enhancing the Company's superior performance, which is reflected in a compound annual growth rate of the dividend on our common stock of 10% and a cumulative total stockholder return, assuming reinvestment of dividends, of 18.7%, since going public in 1993, making the Company the top performing regional mall REIT since each such REIT went public. The Board believes that the Company's classified board structure, which is one element of the Company's overall corporate governance structure, enhances its ability to generate superior returns and long-term value to our stockholders.

        Consideration of Hostile Takeovers.    The classified board structure facilitates the exercise of the Board's fiduciary duty to act in the best interests of the stockholders. It does not prevent unsolicited takeover proposals. The classified board structure enhances the Board's ability to negotiate the best results for our stockholders in an unfriendly or unsolicited takeover situation by reducing the Company's vulnerability to certain coercive takeover tactics. It also helps to give the Board the time and leverage necessary to negotiate on behalf of our stockholders and to consider alternative methods of maximizing stockholder value.

        75% of Our Peer Companies Have Classified Boards.    Our Peer Companies consist of CBL & Associates Properties, Inc., The Macerich Company, Taubman Centers, Inc., Pennsylvania Real Estate Investment Trust, Simon Property Group, Inc., Glimcher Realty Trust, and The Mills Corporation (which had a classified board structure at the time it was acquired in 2007). Of these companies, 75% have classified boards. We believe that the continued prevalence of classified boards among our Peer Companies reflects their judgment that, given the nature of such businesses and operations, classified board structures continue to be in the best interests of such companies.

  Vote Required

        Approval of the stockholder proposal regarding declassification of the Board requires the affirmative vote of a majority of the votes cast with respect to this proposal. Abstentions and broker non-votes, if any, are not counted as votes cast for or against each of these proposals and, therefore, have no effect on whether each is approved.

GENERAL GROWTH PROPERTIES, INC. 110 NORTH WACKER DRIVE CHICAGO, IL 60606

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET- www.proxyvote.com

Use the  Internet to transmit your voting instructions up until 11:59 P.M. Eastern
Time the day before  the meetingdate. Have your proxy  card in hand when you access the web site and follow  the instructions to obtain  your  records and to create an electronic voting  instruction form.

ELECTRONIC  DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce  the  costs incurred by General Growth  Properties, Inc.
in  mailing  proxy  materials,  you  can  consent  to  receiving  all  future  proxy statements,  proxy  cards  and  annual  reports  electronically  via  e-mail  or  the
Internet.   To  sign  up for electronic  delivery, please  follow  the instructions above to vote using the Internet and, when prompted, indicate that  you  agree to receive or access stockholder communications electronically in future years.

VOTE BY  PHONE - 1-800-690-6903

Use  any  touch-tone  telephone  to  transmit  your  voting  instructions  up  until
11:59 P.M. Eastern Time the  day before  the  meeting date. Have your  proxy  card in hand when you call and then follow the instructions.

VOTE  BY MAIL

Mark, sign and date your  proxy card and return it in the postage-paid envelope we have  provided or return  it to General Growth  Properties, Inc., c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

VOTING INSTRUCTIONS

Your vote also constitutes voting  instructions with respect  to any shares  held by you in the General  Growth  Properties, Inc. Amended and Restated Employee
Stock Purchase Plan (“ESPP”) or the General Growth 401(k) Saving Plan.  If no
instructions are received by 5:00 pm Eastern Time on May 9, 2008, shares of stock held by you  in the  ESPP will  not be voted,  and shares of stock  held by you in  the
401(k)  will be voted in the  same  proportion as votes  received from other participants in the plan.

You can view the Annual Report and Proxy Statement
on the Internet at www.proxyvote.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         GNRLG1         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL GROWTH PROPERTIES, INC.		For	Withhold	For All	To withhold authority to vote for any individual
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3		All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	ELECTION OF CLASS II DIRECTORS	☐	☐	☐
Nominees:
01) Matthew Bucksbaum
02) Bernard Freibaum
03) Beth Stewart

						For	Against	Abstain

2.	Ratification of the selection of independent public accountants.					☐	☐	☐

3.	Stockholder proposal to declassify the board of directors.					☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.					☐

(Please  sign  this  proxy  as  your  name  appears  on  the  Company’s  corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity  in which they sign.)

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Admission Ticket	General Growth Properties, Inc.	Admission Ticket

Admission Ticket

Annual Meeting of Stockholders

Date -May 14, 2008

Time - 9:00 a.m., local time

Location - 110 North Wacker Drive

Chicago, Illinois 60606

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

Important  Notice  Regarding  Internet  Availability  of  Proxy  Materials  for  the  Annual  Meeting:

The Notice and Proxy Satement and Annual Report are available at www.proxyvote.com.

IF YOU PLAN TO ATTEND THE MEETING

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GENERAL GROWTH PROPERTIES, INC. PROXY
This Proxy is solicited on behalf of the Board of Directors

Matthew Bucksbaum, John Bucksbaum and Bernard Freibaum, and each of them, are  hereby constituted and  appointed the lawful attorneys and proxies of the undersigned, with full power  of substitution, to vote and act as proxy with respect to all shares of common stock, $.01 par value, of  GENERAL GROWTH PROPERTIES,  INC., standing in the name of the undersigned on the Company’s books  at the close  of business on March 17, 2008, at the Annual Meeting of Stockholders to be held at the Company’s principal executive offices, 110 North Wacker  Drive, Chicago, Illinois, at 9:00 a.m., local time, on May 14, 2008, or at any postponement(s) or adjournment(s) thereof, as follows:

The powers  hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting  at the above-described Annual  Meeting of Stockholders or any postponement(s) or adjournment(s) thereof,  or, if only one  be present and acting, then  by that one.  The undersigned hereby  revokes any and  all proxies heretofore given by the  undersigned  to vote at said meeting.

This proxy also serves as a voting instruction card to the Trustee of the General  Growth 401(k) Saving Plan and the Administrator of the General  Growth Properties, Inc. Amended  and Restated Employee  Stock Purchase Plan (together with the 401(k) plan, the “Plans”).

THIS  PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AGAINST  PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE  THE ANNUAL MEETING, AND, IN THE CASE OF SHARES  HELD IN THE PLANS,  IN ACCORDANCE WITH THE TERMS OF SUCH PLANS.

Address Changes/Comments:	__________________________________________________________

______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

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GENERAL GROWTH PROPERTIES, INC. 110 North Wacker Drive Chicago, Illinois 60606 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 14, 2008
Your Vote Is Important
TABLE OF CONTENTS
ABOUT THE MEETING
CORPORATE GOVERNANCE
2007 Director Compensation
EXECUTIVE COMPENSATION
AUDIT RELATED MATTERS
EXECUTIVE OFFICER AND BENEFICIAL OWNER INFORMATION
MATTERS TO BE VOTED UPON